Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Helix BioMedix, Inc.
We consent to the incorporation by reference in the registration statement (No. 333-136192) on Form S-8 of Helix BioMedix, Inc. of our report dated March 26, 2007, with respect to the balance sheets of Helix BioMedix, Inc. (a development stage company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the period from November 7, 1988 (inception) to December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-KSB of Helix BioMedix, Inc. The cumulative statements of operations, stockholders’ equity (deficit), and cash flows for the period November 7, 1988 (inception) to December 31, 2006 include amounts for the period from November 7, 1988 (inception) to December 31, 1988 and for each of the years in the thirteen-year period ending December 31, 2001, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period November 7, 1988 through December 31, 2001, is based solely on the report of other auditors.
Our report refers to Helix BioMedix, Inc.’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No 123(R), Share-Based Payment, effective January 1, 2006.

/s/	KPMG LLP

Seattle, Washington March 26, 2007